                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  November 22, 1996

                        Pegasus Aircraft Partners, L.P.
               (Exact Name of Registrant as Specified in Charter)

Delaware                            0-17712            1099968
(State or Other Jurisdiction       (Commission         (IRS  Employer
       Of Incorporation)           File Number)        Identification No.)

Four Embarcadero Center, Suite 3550, San Francisco, CA              94111
(Address of Principal Executive Offices)                         (Zip Code)

Registrant's telephone number, including area code     (415) 434-3900

                                      N/A
          (Former Name or Former Address, if Changed Since Last Report)
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Item 5 Other Events

As of September 30, 1996, Pegasus Aircraft Partners, L.P. (the "Partnership") reported an estimated net asset value of $8.71 per limited partnership unit ("Unit") outstanding. The Partnership had 4,000,005 Units outstanding at such date which were issued at an original offering price of $20.00 per Unit. The estimated net asset value at September 30, 1996 is based primarily upon an independent appraisal of the Partnership's aircraft utilizing existing leases and forecasts of residual values for the aircraft upon the expiration of the leases, assuming an inflation rate of 3.0% per annum and discounting future cash flows at 10%. The methodology used is similar to the methodology used to report estimated net asset value in prior periods. There can be no assurance, however, that the Partnership would receive the appraised values if the portfolio of aircraft were liquidated.

To preserve the tax status of the Partnership, the transfer of units resulting from the sale of units is generally limited to 5% of the total units outstanding per year. The Partnership has never had to suspend transfers during the year to remain below this threshold. Recently the partnership industry has seen increased activity in the purchase and sale of limited partnership units through tender offers. Based upon the Partnership's transfer methodology, 1996 is closed with respect to transfers. During 1996 no tender offers were made and the volume of Units transferred pursuant to sales amounted to 2.55% of those outstanding.
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Pegasus Aircraft Partners, L.P.
Summary of Appraised Values of Aircraft Portfolio
As of September 30, 1996 (in millions)

                                                                                                Estimated
                                                                              Estimated   +   Present Value = Total
                                                Acquisition                   Residual of Lease Appraised
Aircraft          Current Lessee          Costs(1)        Value(2)           Payments(2)                 Value
McDonnell
Douglas MD-81(3)  USAir, Inc.               $10.0          $  3.7             $ 1.9                       $  5.6

McDonnell         Trans World
Douglas MD-82     Airlines, Inc.             21.3             3.9              12.3                         16.2

Boeing 727(7)     Continental
Advanced          Airlines, Inc.              8.0             1.9              1.4                           3.3

Boeing 727        Kiwi International(6)
Non-Advanced      Air Lines, Inc.             7.6             1.4                -                           1.4(8)

Boeing 727        Kiwi International(6)
Non-Advanced      Air Lines, Inc.             7.5             1.4                -                           1.4(8)

Boeing 747(4)     Trans World
                  Airlines, Inc.             18.4             2.6              6.9                           9.5

JT8D-9A(5)        Kiwi International(6)
Engine            Air Lines, Inc.    0         .2             0.1                -                           0.1

September 30, 1996 Total                    $73.0           $15.0            $22.5                         $37.5
December 31, 1995 Total                     $72.4           $17.5            $20.7                         $38.2


(1) Acquisition costs do not include total acquisition-related fees of $2.0 million paid to the General Partners. The amounts shown include additional investments in the respective aircraft, which aggregate approximately $3.6 million, including $0.6 million in 1996.

(2) To calculate the present value, a 10% discount rate was applied to the future lease payments and to the estimated residual value at the end of the current lease term.

(3) The aircraft is owned 50% by the Partnership. The remaining 50% is held by an affiliated partnership, Pegasus Aircraft Partners II, L.P.

(4) The Partnership spent approximately $1.3 million for maintenance and other modifications in connection with the re-leasing of the aircraft, of which approximately $600,000 was capitalized with the balance expensed in 1996.

(5) The engine was not appraised. Value is based upon reserves held.

(6) In connection with its bankruptcy, Kiwi filed a motion to reject both leases on November 15, 1996, and the Partnership has commenced remarketing activities. The Partnership will likely incur significant costs to re-lease the aircraft and there could be a significant delay before the aircraft are redeployed.

(7) The lease with Continental was scheduled to expire on October 31, 1996. The Partnership and Continental have entered into an agreement in principle, subject to documentation, to extend the lease until mid-1998 at a lease rate of $75,000 per month. The agreement in principle is reflected in the table.

(8) Appraised value represents approximate current market value unencumbered by lease, which makes certain assumptions regarding its condition. The General Partners believe that, considering related maintenance reserves held, this is an appropriate value.
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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                  Pegasus Aircraft Partners, L.P.(Registrant)
                                  By: Air Transport Leasing, Inc.
                                      Administrative General Partner


Dated:  November 25, 1996         By:
                                      /s/ Joseph P. Ciavarella
                                      ------------------------------
                                      Joseph P. Ciavarella
                                      Vice President, Treasurer and
                                      Chief Financial and Accounting Officer